Exhibit 10.1

SUBSTITUTE AMENDMENT FOUR TO SECOND AMENDED AND RESTATED

AGENTED CREDIT AGREEMENT

            This Substitute Amendment Four to Second Amended and Restated Agented Credit Agreement (this "Amendment") is dated effective July 31, 2009 (the "Effective Date"), among ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation (the "Borrower"), and BANK OF OKLAHOMA, NATIONAL ASSOCIATION, and COMMERCE BANK, N.A. (individually a "Bank" and collectively, the "Banks"), and BANK OF OKLAHOMA, NATIONAL ASSOCIATION, as agent for the Banks (in such capacity, the "Agent").

RECITALS

            A.        Reference is made to the Second Amended and Restated Agented Credit Agreement dated April 9, 2007, by and among inter alia the Borrower, the Banks and the Agent, as amended October 25, 2007, March 6, 2008, and November 5, 2008 (as amended, the "Credit Agreement"), pursuant to which the Banks and BancFirst established in favor of the Borrower (i) an $8,000,000 revolving line of credit, (ii) a term loan facility in the original principal amount of $10,000,000, (iii) a term loan facility in the original principal amount of $16,500,000, and (iv) an advancing construction loan in the maximum principal amount of $4,000,000.  Terms used herein shall have the meanings given in the Credit Agreement, unless otherwise defined herein.

            B.        The Borrower, the Banks and the Agent have previously entered into an Amendment Four to Second Amended and Restated Credit Agreement dated as of the Effective Date (the “Original Amendment Four”) pursuant to which, among other things, the Banks (i) established an additional advancing construction term loan in the principal amount of $6,720,000, (ii) extended the availability and maturity of the Revolving Line, and (iii) amended the annual limitation on capital expenditures set forth in Section 10.4 of the Credit Agreement.

            C.        Subsequent to the execution and delivery of the Original Amendment Four, the Borrower determined to construct the Distribution Facility (as defined in the Original Amendment Four) on the existing Mortgaged Property instead of constructing it on the Additional Land (as defined in the Original Amendment Four).

D.        The parties desire to enter into this Amendment in replacement of and substitution for the Original Amendment Four.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree that the following terms shall replace the terms of the Original Amendment Four:

1.         ADDITIONAL ADVANCING CONSTRUCTION LOAN.

1.1       Agreement to Establish Additional Advancing Construction Loan Facility.  The Banks agree to establish a new advancing construction loan facility ("Construction Loan #2”) in the maximum principal amount of $6,720,000 to finance the Borrower's construction of a new 245,000 square foot distribution center (the "Distribution Facility") on the Mortgaged Property.  Subject to the terms and conditions set forth in this Amendment, and provided that no Event of Default has occurred and is continuing of the date of any requested Advance, each Bank agrees to make Advances under Construction Loan #2 from time to time on or before November 1, 2010 (the "Construction Loan #2 Completion Date"), up to such Bank's Pro Rata Share of the lowest of the following: (i) eighty percent (80%) of the costs for construction of the Distribution Facility; (ii) eighty percent (80%) of the post-construction appraised value of the Distribution Facility; or (iii) the sum of $6,720,000.  Notwithstanding the foregoing, the Banks shall not make any Advances under Construction Loan #2 until the Borrower has obtained the final Advances under the Construction Loan, satisfied all requirements of the Credit Agreement with respect to completion of construction of the Improvements, and delivered to the Agent the Certificate of Completion required by Section 5.5 of the Credit Agreement.

1.2       Definitions.

1.2.1   Terms Used in This Amendment. When used in this Amendment with respect to Construction Loan #2, the following terms have the meanings indicated below:

"Construction Contract" means the Standard Form of Agreement Between Owner and Design-Builder (AIA Document A141-2004) to be entered into between the Borrower and the Contractor regarding the construction of the Distribution Facility pursuant to the Plans.

"Construction Notes #2" means the promissory notes, each in substantially the form of Exhibit A attached hereto to be executed by the Borrower payable to the respective Banks to evidence the Advances made by them under Construction Loan #2.

"Contractor" means Brewer Construction Company of Eastern Oklahoma, Inc., or another contractor selected by the Borrower and reasonably acceptable to the Agent.

"Plans" means the final working drawings and specifications for the construction of the Distribution Facility prepared by the Contractor and approved by the Borrower, the Agent and any necessary Governmental Authority.

"Project Budget" means a budget or cost schedule prepared by the Borrower, in form and content satisfactory to the Agent, specifying the cost by item of: (a) all labor, materials and services necessary for completion of the Improvements in accordance with the Plans and all Governmental Requirements; and (b) all other expenses anticipated by the Borrower incident to Construction Loan #2 and construction of the Distribution Facility, and estimating the dates on which the Borrower contemplates requesting Advances hereunder for such costs and expenses.

1.2.2   Terms Defined in Credit Agreement. The definitions of the following terms used in the Credit Agreement are hereby amended and modified as follows:

(a)       The definition of the term "Advance" is amended to include any cash advance made by the Banks under Construction Loan #2.

(b)       The definition of the term "Loan" is amended to include advances made under Construction Loan #2.

(c)        The definition of the term "Notes" is amended to include the Construction Notes #2.

(d)       The definition of the term "Obligations" is expanded to include all indebtedness of the Borrower to the Banks and the Agent arising out of or related to this Amendment, Construction Loan #2 and the Construction Notes #2 (it being the intent of the parties that the term "Obligations" will at all times include all liabilities, obligations and indebtedness of the Borrower to the Banks or the Agent, including future advances, whether or not specifically mentioned in the definition of such term).

1.3       Use of Proceeds.  Advances under Construction Loan #2 shall be used solely for the purposes of paying the items specified in the Project Budget, including payments to the Contractor, subcontractors, mechanics, materialmen and suppliers pursuant to the terms of the Construction Contract and other contracts for construction of the Distribution Facility, payments for services performed and materials purchased for and either incorporated into the Distribution Facility or stored on the Mortgaged Property for later incorporation, payments (or reimbursements) to the Agent for expenses incurred pursuant to the administration of Construction Loan #2, and payment of other costs and expenses (reasonably acceptable to the Agent) which are incidental or related to the costs of completing the Distribution Facility.

1.4       Disbursement Procedure.  Advances under Construction Loan #2 will be made in accordance with the following disbursement procedures (in addition to the conditions precedent set forth elsewhere in this Amendment and in the Credit Agreement):

1.4.1   Request for Advance.  The Borrower shall deliver to the Agent an Advance Request at least two (2) Business Days before the requested date of disbursement. Advances under Construction Loan #2 may not be requested more often than monthly.  No Advance may be requested which would cause the aggregate amount of disbursements made under the Construction Notes #2 to exceed eighty percent (80%) of the aggregate amount expended for construction of the Distribution Facility up to the date of such Advance.  If requested by the Agent, each Advance Request shall be accompanied by (i) billing statements, vouchers and invoices, in form and content satisfactory to the Agent, with regard to items that are the subject of the Advance Request, and/or (ii) appropriate waivers of lien rights, in form and content satisfactory to the Agent and its legal counsel, executed and acknowledged by all contractors, subcontractors, laborers and materialmen who have furnished labor or materials relating to the Distribution Facility.  The Agent shall promptly notify each Bank of each such notice.  Not later than 2:00 p.m. on the date such Advance is requested to be made (but subject to the Borrower's satisfaction of all conditions precedent to the making of such Advance), each Bank will make available to the Agent, at the Agent's Principal Office in immediately available funds, such Bank's Pro Rata Share of the amount of the requested Advance.  After the Agent's receipt of such funds, and upon fulfillment of the applicable conditions, the Agent will make such Advance available to the Borrower as set forth in Section 1.4.3 below.

1.4.2   Agent's Inspection.  If for any reason the Agent deems it necessary to cause the Distribution Facility to be examined by a representative of the Agent prior to making any requested Advance, the Agent shall have a reasonable time within which to do so, and the Borrower shall reimburse the Agent for all out-of-pocket expenses reasonably by the Agent in conducting such inspection.  The Banks shall not be required to make any Advance until such inspection has been made and is satisfactory to the Agent.

1.4.3   Disbursements. The Agent shall, on the date the requested Advance is to be made or as soon thereafter as all conditions precedent to such Advance have been satisfactorily met, credit the amount of such Advance to the Borrower's primary operating account maintained with the Agent. Notwithstanding the foregoing disbursement procedure, if an Event of Default occurs hereunder or under the terms of any of the Loan Documents, the Agent may, with the approval of the Banks, until such Event of Default is cured or for so long as required hereunder, make all disbursements to a title company escrow account, and such title company will draw checks on such account for payment of the items approved by the Agent.  Any expense incurred because of a disbursement through a controlled title company escrow account shall be paid by the Borrower.

1.4.4   Compliance with Project Budget; Cost Overruns. All Advances made under Construction Loan #2 shall be made in accordance with the Project

Budget.  Any increase in the Project Budget or projected cost of construction which, when added to all previous increases, would cause the aggregate increases to exceed five (5%) of the original cost of construction shown in the Project Budget, must be approved by the Agent prior to implementation or incorporation into construction of the Distribution Facility.  In the event the Agent determines at any time, in its reasonable judgment, that the total cost of completing the Distribution Facility free of liens and encumbrances, other than those in favor of the Agent contemplated hereby, will exceed the undisbursed balance of Construction Loan #2, the Agent may require further security for the payment of the Construction Notes #2 by (i) requiring the Borrower to grant the Agent additional collateral, satisfactory to the Agent, and/or (ii) requiring the Borrower to make cash deposits with the Agent sufficient in amount to cover such estimated excess cost of completing the Distribution Facility, which cash deposits will be disbursed on a first-out basis prior to further Advances by the Banks under Construction Loan #2.

1.4.5   Waivers.  If requested, partial lien waivers must be delivered to the Agent within five (5) Business Days following each Advance for the amount of work completed and paid for as of the date of billing on which the latest Advance was based, and general lien waivers must be delivered to the Agent upon the disbursement of the final Advance and, if requested by the Agent, such waivers shall be accompanied by an indemnity agreement or affidavit of payment from the Borrower and the Contractor in favor of the Agent, in form and content satisfactory to the Agent, regarding discharge or prevention of any mechanics' or materialmen's lien(s).

1.4.6   Construction Loan #2 Completion Date.  Notwithstanding anything contained herein to the contrary, the Banks shall have no obligation to advance funds under Construction Loan #2 after the Construction Loan #2 Completion Date.

1.5       Construction Notes #2.  The Borrower shall make, execute and deliver the Construction Notes #2 payable to the order of the respective Banks in order to evidence all Advances from time to time made and outstanding under Construction Loan #2 and interest accrued thereon.  Notwithstanding the principal amount stated on the face of each Construction Note #2, the actual principal amount due from the Borrower on account of each Construction Note #2 will be the sum of all amounts advanced against such Note, less all principal payments actually received in collected funds. Each disbursement made against a Construction Note #2 and each principal payment thereon will be recorded by the applicable Bank in its books and records, and the unpaid principal balance so recorded will be deemed presumptive evidence of the principal amount owing thereon.

1.5.      Interest.  The unpaid principal amount from time to time outstanding under each Construction Note #2 will bear interest at the rate or rates and payable in the manner set forth therein.

1.6       Required Payments; Maturity.

            1.6.1   Interest Only Period.  Interest only on the unpaid principal balance of each Construction Note #2 shall be due and payable on the last day of each calendar month commencing on the last day of the first calendar month during which any Advances are made under Construction Loan #2 and continuing through and including October 31, 2010.

1.6.2   Principal and Interest Installments Prior to Maturity.  Beginning November 30, 2010, and continuing on the last day of each calendar month thereafter through and including September 30, 2016, the Construction Notes #2 will be payable as to principal and interest in seventy-one (71) consecutive equal (level) installments, with each scheduled installment being an amount which would fully amortize the aggregate principal balance of the Construction Notes #2 outstanding as of the Construction Loan #2 Completion Date, together with interest thereon at the initial Note Rate over an assumed 15-year amortization period.  The required monthly installment amount on the Construction Notes #2 shall be re-determined on an annual basis (effective with the installment payment due on November 30 of each year) to an amount which would fully amortize the remaining aggregate principal balances of the Construction Notes #2, together with interest thereon, over the remainder of the assumed amortization period at the Note Rate in effect as of the re-determination date.

1.6.3   Maturity.  The entire unpaid principal balance of each Construction Note #2, together with all unpaid interest accrued thereon, will be due and payable on October 31, 2016.

                        1.6.4   Application of Payments.  Each required installment payment on the Construction Notes #2 shall be applied, when received in good funds, first to the unpaid interest accrued thereon and then to the principal balances thereof.

            1.7       Prepayment.  The Borrower may at any time and from time to time prepay the outstanding principal balance of the Construction Notes #2, in whole or in part, subject to Section 2.13 of the Credit Agreement.  Amounts voluntarily prepaid on the Construction Notes #2 shall be applied to the unpaid principal installments thereof in inverse order of maturity.  Amounts prepaid on the Construction Notes #2 may not be reborrowed.

            1.8       Completion.  The Borrower covenants and agrees that: (a) it will complete construction of the Distribution Facility on or before the Construction Loan #2 Completion Date in accordance with the Plans and within the Project Budget; (b) within fifteen (15) days following completion of construction of the Distribution Facility, it will deliver to the Agent a certificate of completion, in form and content satisfactory to the Agent, signed by the Borrower and the Contractor, certifying that the Distribution Facility has been completed in accordance with the Plans; and (c) if the Agent determines it to be reasonably necessary or advisable, it will deliver a post-completion survey prepared by and certified to the Banks by a licensed civil engineer or surveyor satisfactory to the Agent, which survey shall show the location of the completed Distribution Facility and otherwise be in form reasonably satisfactory to the Agent.

            1.9       Appraisal.  Following completion of construction of the Distribution Facility, the Agent shall obtain an independent "as built" appraisal of the Distribution Facility prepared by an MAI appraiser selected and approved by the Agent's appraisal committee. Such appraisal shall conform to the standards for appraisals applicable to national banks.  The Borrower agrees to pay or reimburse the Agent for the costs of such appraisal.

            1.10    Collateral; Mortgaged Property.  The Borrower confirms that all of the Obligations, including the Advances to be made under Construction Loan #2, are intended to be secured by all of the Collateral.  All Loan Documents previously executed by the Borrower are hereby amended to reflect that the obligations secured thereby include all amounts from time to time included in the Obligations.  The Borrower agrees to execute and deliver amendments to the Mortgage (collectively, the "Mortgage Amendment") in order to reflect that the indebtedness secured thereby includes the Revolving Line, the Term Loan A, the Term Loan B, the Construction Loan and Construction Loan #2 and to increase the maximum dollar amount of indebtedness secured by the Mortgage to $16,000,000.

2.         EXTENSION OF REVOLVING LINE.

            2.1       Termination Date.  Subject to the terms and conditions set forth in this Amendment, the availability of the Revolving Line is hereby extended to April 9, 2011.  Accordingly, the definition of the term "Termination Date" set forth in Section 1.98 of the Credit Agreement is amended in its entirety to read as follows:

1.98    "Termination Date" means April 9, 2011.

            2.2       Replacement Line Notes.  The Borrower agrees to make, execute and deliver to each Bank a substitute promissory note (each, a "Replacement Line Note") in renewal, extension and replacement of, but not in satisfaction or novation of, the existing Line Notes.  From and after the Effective Date, all references in the Credit Agreement or any other Loan Documents to the "Line Notes" shall include, as applicable, the Replacement Line Notes, together with any and all renewals, extensions or replacements thereof, amendments or modifications thereto or substitutions therefor.

3.         ADJUSTMENTS TO PRICING.  As of the Effective Date:

3.1       Daily Floating LIBOR Rate.  The following definitions of the term "Adjusted Daily Floating LIBOR Rate," "Daily Floating LIBOR Rate" and "Daily Floating LIBOR Rate Loan" are added to Section 1 of the Credit Agreement, to be incorporated therein in alphabetical order:

"Adjusted Daily Floating LIBOR Rate" means, for any day, the higher of (i) the Daily Floating LIBOR Rate for such day plus the LIBOR Margin, or (ii) 3.50% per annum.

"Daily Floating LIBOR Rate" means, for any day, the British Bankers' Association LIBOR rate for a period of one month for deposits in U.S. dollars as reported on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) as of 11:00 a.m. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that if such LIBOR rate is not available on any day or ceases to be published, then the Daily Floating LIBOR Rate shall be otherwise independently determined by the Agent from an alternate, substantially similar independent source available to the Agent or shall be calculated by the Agent by a substantially similar methodology as that theretofore used to determine such rate.

"Daily Floating LIBOR Rate Loan" means any Loan when and to the extent that the interest rate therefore is determined by reference to the Daily Floating LIBOR Rate.

            3.2       Deletion of Prime Rate Option and Substitution of Daily Floating LIBOR.  The definitions of the term "Prime Rate" and "Prime Rate Margin" appearing in Sections 1.78 and 1.79, respectively, of the Credit Agreement are deleted in their entirety.  From and after the Effective Date, (i) each reference to the "Prime Rate" appearing in the Credit Agreement or any Note shall be deemed a reference to the Daily Floating LIBOR Rate, (ii) each reference to the "Adjusted Prime Rate" appearing in the Credit Agreement or any Note shall be deemed a reference to the Adjusted Daily Floating LIBOR Rate, and (iii) each reference to a "Prime Rate Loan" shall be deemed a reference to a Daily Floating LIBOR Rate Loan.

3.3       Change to Adjusted LIBOR Rate.  The definition of the term "Adjusted LIBOR Rate" appearing in Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:

1.1       "Adjusted LIBOR Rate" means, for any LIBOR Rate Loan, the higher of (i) the LIBOR Rate for the applicable Interest Period plus the LIBOR Margin, or (ii) 3.5% per annum.

3.4       LIBOR Margin. The definition of the term "LIBOR Margin" appearing in Section 1.55 of the Credit Agreement is amended in its entirety to read as follows:

1.55    "LIBOR Margin" means the margin determined in accordance with the following:

Pricing Level	Ratio of Funded Debt to EBITDA	LIBOR Margin
I	≥ 3.5 to 1	4.50%

II	≥ 3.0 to 1 but <3.5 to 1	3.50%
III	≥ 2.0 to 1 but <3.0 to 1	3.00%
IV	≥ 1.0 to 1 but <2.0 to 1	2.50%
V	<1.0 to 1	2.00%

The LIBOR Margin shall be determined in accordance with the foregoing table based on the ratio of Funded Debt to EBITDA as reflected in the then most recent financial statements delivered pursuant to Section 8.9.1 or 8.9.2 hereof.  Adjustments, if any, to the LIBOR Margin shall be effective five (5) Business Days after the Borrower delivers the financial statements required to be delivered pursuant to Section 8.9.1 or 8.9.2, as applicable, and the Compliance Certificate required to be delivered pursuant to Section 8.9.4. If the Borrower fails to timely deliver the financial statements and Compliance Certificate to the Agent, then the LIBOR Margin shall be at Pricing Level I until five (5) Business Days after such financial statements and Compliance Certificate are so delivered. The Borrower confirms that, as of the Effective Date, Pricing Level IV is in effect.  Nothing contained in the foregoing table shall be deemed to waive or modify any of the consequences of any failure by the Borrower to comply with Section 10.1 of this Agreement.

3.5       Change to Agency Fee.  Section 2.15 of the Credit Agreement is amended to read in its entirety as follows:

2.15    Agency Fee.  Borrower shall pay to Agent, for Agent’s sole account, an annual agency fee, payable on each anniversary date hereof.  The amount of the agency fee due on any anniversary date shall be equal to 0.05% of the sum of (i) the aggregate Commitments of the Banks under the Revolving Line as of such anniversary date, (ii) the aggregate Commitments of the Banks under Construction Loan #2 as of such anniversary date (or, if the obligation of the Banks to make Advances under Construction Loan #2 has expired or been terminated, the aggregate outstanding principal balance of Construction Loan #2 as of such anniversary date), and (iii) the aggregate outstanding principal balance of the Term Loan A, the Term Loan B and the Construction Loan.

4.         MODIFICATION TO FINANCIAL COVENANTS.

            4.1       Funded Debt to EBITDA Ratio.  Section 10.1 of the Credit Agreement is amended in its entirety to read as follows:

10.1.   Funded Debt to EBITDA.  Maintain, tested on the last day of each fiscal quarter, a ratio of (i) Funded Debt of Borrower as of the last day of such fiscal quarter to (ii) EBITDA for the four (4) consecutive fiscal quarters of Borrower then ended, not greater than 3.25 to 1.

            4.2       Capital Expenditures.  Section 10.4 of the Credit Agreement is amended in its entirety to read as follows:

10.4.   Capital Expenditures. Not make expenditures for fixed or capital assets in any fiscal year of Borrower (excluding expenditures financed hereunder and excluding expenditures made from the proceeds of the issuance of equity securities by the Borrower) in excess of $3,500,000, except that, for the fiscal year ending December 31, 2010, only, the foregoing limit will be increased to $11,000,000.

5.         OTHER CHANGES TO CREDIT AGREEMENT.

            5.1       Definition of Pro Rata Share.  The definition of the term "Pro Rata Share" appearing in Section 1.82 of the Credit Agreement is amended in its entirety to read as follows:

1.82    "Pro Rata Share" means, with respect to each Bank, (i) with respect to the Revolving Line, the Construction Loan and Construction Loan #2, the percentage of the total Commitments set forth opposite the name of such Bank in the table below, as such percentage may be adjusted from time to time in the event of any assignment of the Commitments or the Notes, and (ii) with respect to the Term Loan A and the Term Loan B, the percentage of each of such Loans that is owing to such Bank, as such percentage may be adjusted from time to time in the event of any assignment of the Notes.

Bank	Pro Rata Share
Bank of Oklahoma, National Association	56.33803%
Commerce Bank, N.A.	43.66197%

            5.2       Notice Addresses.  The notice addresses in Section 14.3 of the Credit Agreement are hereby amended to delete any requirement for a copy of notices to Bank of Oklahoma, National Association, to be sent to its counsel and to delete the reference to BancFirst.

6.         CONDITIONS PRECEDENT.

            6.1       Conditions to Effectiveness.  This Amendment shall be effective as of the Effective Date, but only when each of the following conditions precedent has been satisfied:

6.1.1   Execution of Documents.  The following documents shall have been executed by the appropriate parties thereto and delivered to the Agent and the Banks, all in form and substance satisfactory to the Agent and the Banks (collectively, the "Amendment Documents"):

(a)       this Amendment;

(b)       the Construction Notes #2;

(c)        the Replacement Line Notes; and

(d)       the Mortgage Amendment.

6.1.2   Resolutions.  The Agent shall have received true and correct copies of the resolutions adopted by the board of directors of the Borrower duly authorizing the execution, delivery and performance of the Amendment Documents.

6.1.3   Incumbency Certificate. The Agent shall have received a current incumbency certificate, executed by a Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the authorized officers of the Borrower authorized to sign Loan Documents and to submit Advance Requests.

6.1.4   Closing Certificate.  The Agent shall have received a certificate of the chief financial officer of the Borrower, dated the Effective Date, stating that, to the best of his knowledge, after due investigation, all representations and warranties of the Borrower contained in the Credit Agreement and this Amendment are true and correct in all material respects as of the Effective Date and that no Event of Default exists as of the Effective Date.

6.1.5   Legal Matters.  All legal matters incident to this Amendment shall be satisfactory to the Agent and the Banks and their respective counsel.

6.2       Conditions to Initial Advance under Construction Loan #2.  The obligation of the Banks to make the initial Advance under Construction Loan #2 is subject to the Borrower's satisfaction of the following conditions precedent prior to or simultaneously with the making of such Advance (in addition to those set forth in Section 1.4 of this Amendment):

6.2.1   Deliveries to the Agent. The Agent shall have received the following items, all at the sole cost of the Borrower:

(a)       Survey. A pre-construction ALTA/ASCM pin survey (the "Survey") of the Mortgaged Property, certified to the Banks and prepared by a licensed civil engineer or surveyor satisfactory to the Agent.  The Survey shall (i) include a legal description for the entire Mortgaged Property; (ii) locate all property corners by "pin," (iii) locate all existing improvements and the perimeter of the footprint of the Distribution Facility, (iv) locate any existing improvements (e.g., water, gas, electric and sewer lines, walks, alleys and drives); (v) locate and identify (by reference to book and page number and/or instrument of record) all easements, rights of way, setback lines and other matters affecting the Mortgaged Property set forth in the "date-down" endorsement to the Title Policy (or commitment therefor) to be delivered pursuant to Section 6.2.1(b) below, (vi) show other physical matters affecting the title and use of the Mortgaged Property required by the Agent and the title insurance company issuing the Title Policy, and (vii) otherwise be in form and substance satisfactory to the Agent.

(b)       Endorsement to Title Policy. A "date-down" endorsement of the Title Policy (or a commitment for the issuance thereof), dated as of the date of such Advance, stating that the effective date of the Title Policy is extended to the date of the applicable endorsement, insuring that the Borrower has fee simple title to the Mortgaged Property and that the Mortgage, as amended by the Mortgage Amendment, creates a valid and enforceable first priority Lien on the Mortgaged Property, increasing the policy limit to $16,000,000, and showing a state of title reasonably acceptable to the Agent including, but not limited to, a showing that no claim for mechanics' and materialmen's liens has been filed against the Mortgaged Property.

(c)        Flood Hazard. Evidence satisfactory to the Agent that the Mortgaged Property is not located in an area designated by the Secretary of Housing and Urban Development as an area having special flood or mudslide hazards, and that flood hazard insurance is not required for the Loans pursuant to the terms of any law, rule or regulation governing the Lender's activities.

(d)       Permits.  Copies of all permits required for the construction of the Distribution Facility.

(e)       Construction Contract.  A copy of the Construction Contract, which shall be in form, scope and substance satisfactory to the Agent.

6.2.2   Plans. The Borrower shall have obtained approval of the Plans from the Agent, the Contractor and all applicable Governmental Authorities, and the Contractor shall have certified to the Agent that the Plans comply with the substantive requirements contained in the restrictive covenants affecting the Mortgaged Property. Following approval by the Agent, the Plans shall not be substantially changed without the prior written consent of the Agent.  Regardless of its review and approval of the Plans, the Agent shall have no responsibility, obligation or liability to the Borrower or any other Person based on, arising from or relating to any such review or approval, and the Borrower shall at all times have exclusive control over its work on the Distribution Facility and sole responsibility for compliance with all Governmental Requirements, covenants, restrictions, easements and other matters which control, burden or apply to or otherwise affect the Mortgaged Property and/or the Distribution Facility.

6.2.3   Project Budget.  The Borrower shall have submitted the Project Budget to the Agent for its review and approval.

6.2.4   Assignment of Construction Contract. The Borrower shall have provided to the Agent an "Assignment of Construction Contract with Joinder and Consent of General Contractor," in form mutually acceptable to the Borrower and the Agent, signed by the Borrower and acknowledged by the Contractor.

6.2.5   No Event of Default.  No Event of Default shall have occurred and be continuing as of the date the Advance is requested to be made.

            6.3       Conditions to Subsequent Advances under Construction Loan #2.  The obligation of the Banks to make Advances under Construction Loan #2 subsequent to the initial Advance is subject to the Borrower's satisfaction of the following conditions precedent (in addition to those set forth in Sections 1.4 and 6.2 of this Amendment):

6.3.1   Title Insurance Policy Endorsement. If the Agent determines it to be reasonably necessary or advisable, the Agent shall have received a "date-down" endorsement to the Title Policy dated effective the date of the requested Advance, stating that the effective date of the Title Policy is extended to the date of the applicable endorsement, and showing a state of facts reasonably acceptable to the Agent including, but not limited to, a showing that no claim for mechanics' and materialmen's liens has been filed against the Mortgaged Property.  Such endorsement must have the effect of increasing the coverage of the Title Policy by an amount equal to the Advance then being made, if the Title Policy does not by its terms automatically provide for such increase.

6.3.2   No Event of Default.  No Event of Default shall have occurred and be continuing as of the date the Advance is requested to be made.

7.         REPRESENTATIONS AND WARRANTIES.

7.1       Reaffirmation.  The Borrower confirms that all representations and warranties made by it in the Credit Agreement are true and correct as of the Effective Date.

            7.2       Additional Representations and Warranties. The Borrower further represents and warrants to the Agent and the Banks that:

7.2.1   Authorization.  The Borrower has all corporate power and authority and has been duly authorized to execute, deliver and perform its obligations under the Amendment Documents and the Credit Agreement (as amended by this Amendment).

7.2.2   Validity, Binding Effect and Enforceability.  The Amendment Documents and the Credit Agreement (as amended by this Amendment) are, or when executed and delivered to the Agent will be, valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally.

7.2.3   No Conflicts. The execution, delivery and performance of the Amendment Documents do not and will not (i) conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, or result in any violation of the Borrower's Authority Documents, or any agreement, instrument, undertaking, judgment, decree, order, writ, injunction, statute, law, rule or regulation to which the Borrower is subject or by which the properties of the Borrower (including the Collateral) are bound or affected, (ii) result in the creation or imposition of any Lien on any property now or hereafter owned by the Borrower pursuant to the provisions of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which the Borrower is a party, other than the Liens in favor of the Agent created by the Loan Documents, or (iii) require any authorization, consent, license, approval or authorization of, or other action by, notice or declaration to, registration with, any Governmental Authority or, to the extent any such consent or other action may be required, it has been validly procured or duly taken.

7.2.4   Financial Statements.  The audited financial statements of the Borrower for the fiscal year ended December 31, 2008, and the interim unaudited financial statements of the Borrower for the six months ended June 30, 2009, copies of which have been furnished to the Banks, are correct and complete and fairly reflect the financial position of the Borrower as at the dates thereof and for the periods then ended. No material adverse change has occurred in the financial position of the Borrower from the effective dates of such financial statements to the date hereof.

7.2.5   No Litigation.  There is no action, suit or other legal proceeding against or investigation of the Borrower, pending or threatened, which questions the validity of the Credit Agreement or the Amendment Documents, or which, if adversely decided, could reasonably be expected to have a material adverse effect on the business, properties, financial condition or prospects of the Borrower.

8.         MISCELLANEOUS.

8.1       Effect of Amendment.  The terms of this Amendment shall supersede the terms of the Original Amendment Four and shall be incorporated into and form a part of the Credit Agreement as of the Effective Date. Except as amended, modified and supplemented by this Amendment, the Credit Agreement and all other Loan Documents shall continue in full force and effect in accordance with their original stated terms, all of which are hereby ratified and reaffirmed in every respect as of the date hereof.  In the event of any irreconcilable inconsistency between the terms of this Amendment and the terms of the Credit Agreement, the terms of this Amendment shall control and govern, and the agreements shall be interpreted so as to carry out and give full effect to the intent of this Amendment.  All references to the "Credit Agreement" appearing in any of the Loan Documents shall hereafter be deemed references to the Credit Agreement as amended, modified and supplemented by this Amendment, and all references to Amendment Four to the Credit Agreement (however designated or identified) appearing in any of the Loan Documents shall hereafter be deemed references to this Amendment.

8.2       Reimbursement of Expenses.  The Borrower agrees to pay all reasonable out-of-pocket expenses, including reasonable attorneys' fees and expenses, incurred by the Lender in connection with the preparation of this Amendment and the documents contemplated hereby, and the consummation of the transactions contemplated hereby.

8.3       Descriptive Headings.  The descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not be used in the construction of the content of this Amendment.

8.4       Governing Law.  This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Oklahoma, without regard to its principles of conflicts of laws.

8.5       Counterpart Execution. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original hereof and all of which shall be but one and the same original instrument.  Transmission by facsimile of an executed counterpart of this Amendment by any party shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Amendment.

8.6       No Course of Dealing.  This Amendment shall not establish a course of dealing or be construed as evidence of any willingness or commitment on the part of the Banks to agree to other or future amendments to or modifications of the Credit Agreement or the terms and conditions applicable to the Loans.

            8.7.      Further Assurances.  The Borrower will immediately execute and deliver to the Agent and the Banks upon request all such other and further instruments as may be required or desired by the Banks from time to time in compliance with or in accomplishment of the covenants and agreements of the Borrower made in this Amendment and such other instruments and documents referred to or mentioned herein, all as may be necessary or appropriate in connection therewith.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURES APPEAR ON FOLLOWING PAGES.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed this 7th day of December, 2009, but effective for all purposes as of the Effective Date.

"Borrower"

ORCHIDS PAPER PRODUCTS COMPANY

By:	/s/ Keith R. Schroeder
Keith R. Schroeder, Chief Financial Officer

SIGNATURE PAGE
TO
SUBSTITUTE AMENDMENT FOUR
TO SECOND AMENDED AND RESTATED AGENTED CREDIT AGREEMENT

"Banks"

BANK OF OKLAHOMA, NATIONAL ASSOCIATION, as a Bank and as Agent

By:	/s/ Daniel A. Hughes
Daniel A. Hughes, Senior Vice President

SIGNATURE PAGE
TO
SUBSTITUTE AMENDMENT FOUR
TO SECOND AMENDED AND RESTATED AGENTED CREDIT AGREEMENT

COMMERCE BANK, N.A.

By:	/s/ Dennis R. Block
Dennis R. Block, Senior Vice President

SIGNATURE PAGE
TO
SUBSTITUTE AMENDMENT FOUR
TO SECOND AMENDED AND RESTATED AGENTED CREDIT AGREEMENT

EXHIBIT A

Form of Construction Note #2

(see following three pages)

PROMISSORY NOTE

(Construction Note #2)

$________________	July 31, 2009
Tulsa, Oklahoma

            FOR VALUE RECEIVED, the undersigned, ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation ("Maker"), promises to pay to the order of _____________ ("Lender''), to be delivered to BANK OF OKLAHOMA, NATIONAL ASSOCIATION, as Agent, at the Agent's office located at P.O. Box 2300, Tulsa, Oklahoma  74192, for the account of the Lender in lawful money of the United States, in immediately available funds, the principal sum of _________________and ___/100 Dollars ($______________), under the terms of the Second Amended and Restated Agented Credit Agreement dated as of April 9, 2007, among Maker, the Lenders party thereto from time to time, and Bank of Oklahoma, N.A., as Agent, as amended on October 25, 2007, March 6, 2008, and November 5, 2008, and as further amended of even date herewith (as amended, the "Credit Agreement"), payable as follows:

a.       Interest Only Period.  Interest only on the unpaid principal balance outstanding hereunder shall be due and payable on the last day of each calendar month commencing on the last day of the first calendar month during which the initial Advance is made hereunder and continuing through and including October 31, 2010.  Prior to an Event of Default, interest shall accrue on the principal balance outstanding hereunder and on any past due interest hereunder at a rate at all times equal to the Note Rate.

b.       Amortization Period.  Beginning November 30, 2010, and continuing on the last day of each calendar month thereafter, through and including September 30, 2016, principal and interest will be payable in seventy-one (71) consecutive equal (level) installments, with each scheduled installment being an amount which would fully amortize the aggregate principal balance outstanding hereunder as of the Construction Loan #2 Completion Date, together with interest thereon at the initial Note Rate over an assumed 15-year amortization period.  The required monthly installment amount hereunder shall be re-determined on an annual basis (effective with the installment payment due on November 30 of each year) to an amount which would fully amortize the remaining aggregate principal balance hereunder, together with interest thereon, over the remainder of the assumed amortization period at the Note Rate in effect as of the re-determination date.  The entire unpaid principal amount hereunder, with interest accrued thereon, shall be due and payable on October 31, 2016.

            Prepayment may be made hereunder at any time, in whole or in part, subject to Section 2.13 of the Credit Agreement.

            If any payment shall be due on a Saturday or Sunday or upon any other day on which state or national banks in the State of Oklahoma are closed for business by virtue of a legal holiday for such banks, such payment shall be due and payable on the next succeeding Business Day and interest shall accrue to such day. All interest due hereon shall be computed on the actual number of days elapsed (365 or 366) based upon a 360-day year.

            Such installment payments are to be applied first to the payment of interest on the principal balance from time to time remaining unpaid at the aforesaid rate, and any balance shall be used to reduce the principal balance; except that if any advances made by the holder hereof under the terms of any instrument, document or agreement executed by Maker in connection herewith have not been repaid, any monies received may, at the option of holder, be applied first to repay such advances and interest thereon, and the balance, if any, applied to any installment then due. Any prepayments shall be applied to installments in the inverse order of maturity.

            All payments under this Note shall be in made in legal tender of the United States of America or in other immediately available funds at Agent's office described above, and no credit shall be given for any payment received by check, draft or other instrument or item until such time as the holder hereof shall have received credit therefor from the holder's collecting agent or, in the event no collecting agent is used, from the bank or other financial institution upon which said check, draft or other instrument or item is drawn.

            From time to time the maturity date of this Note may be extended or this Note may be renewed, in whole or in part, or a new note of different form may be substituted for this Note and/or the rate of interest may be changed, or changes may be made in consideration of loan extensions, and the holder, from time to time, may waive or surrender, either in whole or in part, any rights, guarantees, security interests or liens given for the benefit of the holder in connection herewith; but no such occurrences shall in any manner affect, limit, modify or otherwise impair any rights, guarantees or security of the holder not specifically waived, released or surrendered in writing, nor shall any maker, guarantor, endorser or any person who is or might be liable hereon, either primarily or contingently, be released from such liability by reason of the occurrence of any such event. The holder hereof, from time to time, shall have the unlimited right to release any person who might be liable hereon; and such release shall not affect or discharge the liability of any other person who is or might be liable hereon.

            If any payment required by this Note to be made is not made when due, or if any Event of Default occurs under the Credit Agreement or the other Loan Documents, the holder hereof may, at its option, without notice or demand, declare this Note in default and all indebtedness due and owing hereunder immediately due and payable. Interest from the date of default on such principal balance and on any past due interest hereunder shall accrue at the rate of three percent (3%) per annum above the nondefault interest rate accruing hereunder. The Maker and any endorsers, guarantors and sureties hereby severally waive protest, presentment, demand, and notice of protest and nonpayment in case this Note or any payment due hereunder is not paid when due; and they agree to any renewal, extension, acceleration, postponement of the time of payment, substitution, exchange or release of collateral and to the release of any party or person primarily or contingently liable without prejudice to the holder and without notice to the Maker or any endorser, guarantor or surety. Maker and any guarantor, endorser, surety or any other person who is or may become liable hereon will, on demand, pay all costs of collection, including reasonable attorneys' fees of the holder hereof in attempting to enforce payment of this Note and reasonable attorneys' fees for defending the validity of any document securing this Note as a valid first and prior lien.

            Upon the occurrence of any default hereunder, Lender shall have the right, immediately and without further action by it, to set off against this Note all money owed by Lender in any capacity to the Maker or any guarantor, endorser or other person who is or might be liable for payment hereof, whether or not due, and also to set off against all other liabilities of Maker to Lender all money owed by Lender in any capacity to Maker; and Lender shall be deemed to have exercised such right of setoff and to have made a charge against such money immediately upon the occurrence of such default even though such charge is made or entered into the books of Lender subsequently thereto.

            The holder of this Note may collect a late charge not to exceed an amount equal to three percent (3%) of the amount of any payment which is not paid within ten (10) days from the due date thereof, for the purposes of covering the extra expenses involved in handling delinquent payments.  This late charge provision shall not be applicable in the event the holder hereof, at its option, elects to receive interest at the increased rate as provided hereunder in the event of a default hereunder.

            This Note is given for an actual loan of money for business purposes and not for personal, agricultural or residential purposes, and is executed and delivered in the State of Oklahoma and shall be governed by and construed in accordance with the laws of the State of Oklahoma, without regard to its conflict of law principles.

            Capitalized terms used herein shall have the meanings assigned in the Credit Agreement unless otherwise specified.  This Note is one of the Construction Notes #2 referred to in the Credit Agreement and replaces a Promissory Note (Construction Note #2) dated July 31, 2009, previously executed and delivered by Maker to Lender in the same principal amount.

ORCHIDS PAPER PRODUCTS COMPANY,

a Delaware corporation

By___________________________________

Keith R. Schroeder, Chief Financial Officer